Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE December 9, 2011	Company Contact Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ALAN R. HOSKINS NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF ENERGIZER

HOUSEHOLD PRODUCTS

Joe W. McClanathan to Retire as President and Chief Executive Officer of Energizer Household

Products

ST. LOUIS, December 9, 2011 – Energizer Holdings, Inc. (NYSE: ENR) announced today that Joe W. McClanathan will retire as President and Chief Executive Officer of Energizer Household Products division in the first half of calendar 2012 and that Alan R. Hoskins, Vice President, Asia-Pacific, Africa and Middle East, will succeed Mr. McClanathan.

“We appreciate Joe McClanathan’s many contributions to Energizer,” said Ward Klein, Chief Executive Officer. “During the past 37 years, Joe has played an integral role in growing the Household Products division and in making Energizer the #1 battery and flashlight company in the world. Over that time, he led major improvements in our Household Products division sales, marketing, technology and operations. Furthermore, Joe has played a key role at the corporate level in assisting the successful integration of our Personal Care acquisitions into our international Household Products division structure. Finally, Joe’s leadership has been an exemplary model of the team-based culture Energizer has become. We are grateful for Joe’s leadership and effectiveness and wish him the very best.”

“We are extremely pleased to announce Alan’s appointment as President and Chief Executive Officer of Energizer Household Products,” continued Mr. Klein. “Having been with Energizer for 29 years, Alan has broad experience in senior leadership positions throughout Energizer. Currently, as Vice President, Asia-Pacific, Africa and Middle East, he leads a culturally diverse organization of almost 7,000 commercial and manufacturing colleagues serving over 100 countries in developed and emerging markets and has provided long-term strategic vision to this organization. Under Alan’s leadership, our Asian operations have demonstrated significant growth over the past four years.”

Previously, Mr. Hoskins held numerous leadership positions at Energizer, including serving as Vice President, North America Household Products Division; Vice President, Sales and Chief Customer Officer; and Vice President, Customer Business Development.

Mr. Hoskins earned a B.S. in Business Administration, Marketing from Western New England College, a Masters of Business Administration from Webster University and completed the Senior Executive Program at Columbia University.

About Energizer:

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of household and personal care products. Energizer’s Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer(R) and Eveready(R) brands. Energizer’s Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick(R) and Wilkinson Sword(R) men’s and women’s shaving systems and disposables; Edge(R) and Skintimate(R) shave preparations; Playtex(R) tampons, gloves and infant feeding products; Banana Boat(R) and Hawaiian Tropic(R) sun care products and Wet Ones(R) moist wipes.